Exhibit 10.1

BARCLAYS	GOLDMAN SACHS BANK USA
745 Seventh Avenue New York, New York 10019	200 West Street New York, New York 10282

CONFIDENTIAL

July 30, 2015

Envision Healthcare Corporation

6200 South Syracuse Way

Greenwood Village, CO 80111

Attention:  Randel G. Owen, Chief Financial Officer

Project Ranch

Commitment Letter

Ladies and Gentlemen:

You have advised us that Envision Healthcare Corporation, a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of the entity previously identified by you to us as “Ranch” (the “Acquired Business”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto).  You have further advised each of Barclays Bank PLC (“Barclays”) and Goldman Sachs Bank USA (“GS Bank” and, collectively with Barclays and any Additional Committing Lenders, the “Committed Lenders,” “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Incremental Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Backstop Term Sheet”, together with the Incremental Term Sheet, the “Term Loan Term Sheets” and each a “Term Loan Term Sheet”, as applicable) and the Summary of Additional Conditions attached hereto as Exhibit D (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Term Loan Term Sheets, collectively, the “Commitment Letter”).

You have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions will include the term loan credit facility (the “Incremental Facility”) described in the Incremental Term Sheet, in an aggregate principal amount of up to $635 million (plus at the Company’s option pursuant to the terms of the Fee Letter described below, the amount of any Term Loan Flex Increase); provided, that if the Company has made a Backstop Election, at least 15 calendar days prior to the Closing Date, the financing for the Transactions will take the form of the term loan credit facility (the “Backstop Facility” and, together with the

Incremental Facility, the “Term Loan Facilities”) described in the Backstop Term Sheet, in an aggregate principal amount of up to $635 million (plus at the Company’s option pursuant to the terms of the Fee Letter described below the amount of any Term Loan Flex Increase).

In connection with the foregoing, each of Barclays and GS Bank are pleased to advise you of its several, but not joint, commitment to provide 66.7% and 33.3%, respectively, of the Incremental Facility (including without limitation, any Term Loan Flex Increase), subject only to the conditions set forth in the Funding Conditions Provision (as defined below), in the Summary of Additional Conditions and, under the heading “Conditions Precedent to Initial Extensions of Credit” in the Incremental Term Sheet.  In addition, each of Barclays and GS Bank are pleased to advise you of its commitment to provide 66.7% and 33.3%, respectively, of the Backstop Facility (including without limitation, any Term Loan Flex Increase), subject only to the conditions set forth in the Funding Conditions Provision (as defined below), in the Summary of Additional Conditions and, under the heading “Conditions Precedent to Initial Extensions of Credit” in the Backstop Term Sheet.

It is agreed that each of Barclays and GS Bank will act as joint lead arranger and joint bookrunner for the Term Loan Facilities (in such capacity, each a “Lead Arranger” and, collectively with any other arrangers and bookrunners appointed pursuant to the following paragraph, the “Lead Arrangers”); provided, however, that Barclays shall have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement in respect of the Facilities.

You may, on or prior to the date that is 15 calendar days after the date of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, managers or arrangers and up to 2 additional bookrunners (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Committing Lender”) or confer other titles in respect of the Term Loan Facilities in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of the Term Loan Facilities, (x) you shall be entitled to allocate up to 45% of the economics of the Term Loan Facilities in the aggregate to Additional Committing Lenders, (y) each such Additional Committing Lender will assume a portion of the commitments of the Term Loan Facilities on a pro rata basis (and the commitments of the Committed Lenders as of the date hereof with respect to such portion will be reduced ratably or as otherwise agreed by Barclays and GS Bank) and (z) the economics allocated to the Committed Lenders as of the date hereof in respect of the Term Loan Facilities will be reduced ratably or as otherwise agreed by Barclays and GS Bank by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Committed Lender” hereunder and under the Fee Letter (as defined below)); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Lead

2

Arrangers may agree, (ii) no Additional Committing Lender will be entitled to greater economics than Barclays or GS Bank and (iii) in no event shall Barclays and GS Bank be entitled to less than 32.5% and 22.5% of the economics of the Term Loan Facilities, respectively, as a result of the appointments of Additional Committing Lenders pursuant to this sentence. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any additional appointment referred to above) will be paid to any Lender in connection with the Term Loan Facilities unless you and we so agree.

The Committed Lenders reserve the right, prior to or after the execution of definitive documentation for the Term Loan Facilities (which we agree will be initially drafted by your counsel), to syndicate all or a portion of the Committed Lenders’ commitments hereunder to a group of financial institutions (together with the Committed Lenders, the “Lenders”) identified by the Committed Lenders in consultation with you and reasonably acceptable to them and you with respect to the identity of such Lender (in each case, such consent not to be unreasonably withheld), it being understood that we will not syndicate to (a) those persons identified by you in writing to the Committed Lenders (or to their affiliates so designated in writing) prior to the date hereof or (b) any competitors of the Company or the Acquired Business identified from time to time by the Borrower in writing to the Administrative Agent or to any affiliates of such competitors, to the extent reasonably identifiable on the basis of the name thereof, with respect to this clause (b), other than any affiliate that is a bona fide debt fund (such persons collectively, the “Disqualified Institutions”); provided that, notwithstanding each Committed Lender’s right to syndicate the Term Loan Facilities and receive commitments with respect thereto, it is agreed that any syndication, assignment, or receipt of commitments in respect of all or any portion of a Committed Lender’s commitments hereunder prior to the initial funding under the Term Loan Facilities shall not be a condition to such Committed Lender’s commitments nor reduce such Committed Lender’s commitments hereunder with respect to the Term Loan Facilities (provided, however, that, notwithstanding the foregoing, assignments of a Committed Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted) (the date of such initial funding under the Term Loan Facilities, the “Closing Date”) and, unless you otherwise agree in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the initial funding on the Closing Date has occurred.  Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Committed Lenders’ commitments hereunder are not subject to or conditioned on the syndication of the Term Loan Facilities.  The Committed Lenders intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Term Loan Facilities prior to the Closing Date (subject to the limitations set forth in the second preceding sentence).  You agree to actively assist the Committed Lenders in completing a timely syndication that is reasonably satisfactory to them and you.  Such assistance shall include, without limitation, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date, (a) your using

3

commercially reasonable efforts to ensure that any syndication efforts benefit materially from the existing lending and investment banking relationships of you, (b) direct contact between senior management, representatives and advisors of you, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times mutually agreed upon, (c) your assistance in the preparation of a customary confidential information memorandum for the Term Loan Facilities and other marketing materials to be used in connection with the syndication (the “Confidential Information Memorandum”) and your using commercially reasonable efforts to provide such Confidential Information Memorandum (other than the portions thereof customarily provided by financing arrangers and which shall include information customary for financings similar to the Term Loan Facilities for any other consummated or probable acquisitions or dispositions, to the extent such information would be required in connection with a registered securities offering by Section 3-05 of Regulation S-X of the Securities Act of 1933, as amended, or would be customarily included in private placements under Rule 144A of the Securities Act of 1933, as amended, in each case in connection with any such acquisition or disposition, and limited, in the case of information relating to the Acquired Business and its subsidiaries, to Required Information (as defined in the Acquisition Agreement)) to us no less than 20 consecutive calendar days prior to the Closing Date (provided that (x) if such period has not ended on or prior to August 21, 2015, such period shall not be deemed to have commenced until September 8, 2015, (y) if such period has not ended on or prior to December 22, 2015, such period shall not be deemed to have commenced until January 4, 2016 and (z) the days from November 26, 2015 to November 29, 2015 (collectively, the “Blackout Dates”) shall not be considered calendar days for purposes of such period), (d) prior to the launch of syndication, using your commercially reasonable efforts to procure or confirm a corporate credit rating and a corporate family rating (but in each case, no specific rating) in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings (but no specific ratings) for each of the Term Loan Facilities from each of S&P and Moody’s, (e) the hosting, with the Committed Lenders, of no more than one lender meeting to be mutually agreed upon with prospective Lenders at a time and location to be mutually agreed upon and (f) your ensuring that there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Company, the Acquired Business or any of their respective subsidiaries being offered, placed or arranged (other than the Term Loan Facilities, any loans, commitments or other credit extensions under the ABL Facility or a Permitted Financing (as defined in the Fee Letter), replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Expiration Date, and any other indebtedness of the Acquired Business and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) if the offering, placement or arrangement of such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Term Loan Facilities.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that neither the commencement nor completion of the syndication of the Term Loan Facilities shall constitute a condition to the availability of the Term Loan Facilities on the Closing Date or at any time thereafter.

4

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Term Loan Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Acquired Business to provide) to the Committed Lenders all customary information with respect to you, the Acquired Business and each of your and their respective subsidiaries and the Transactions, including all financial information and projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Committed Lenders may reasonably request in connection with the structuring, arrangement and syndication of the Term Loan Facilities.  You hereby represent and warrant that (with respect to information relating to the Acquired Business and its subsidiaries to your knowledge), (a) all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to the Committed Lenders; it being understood that the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that if, at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication and (ii) 30 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Acquired Business and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to information relating to the Acquired Business and its subsidiaries) in all material respects under those circumstances.  In arranging and syndicating the Term Loan Facilities, the Committed Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Committed Lenders or the Lead Arrangers in

5

connection with the syndication of the Term Loan Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of the Summary of Additional Conditions.

You hereby acknowledge that (a) the Committed Lenders will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Acquired Business or your or its respective securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if the Acquired Business were a public reporting company (as reasonably determined by you) (collectively, the “Public Side Information”).  If reasonably requested by the Committed Lenders, you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Confidential Information Memorandum to be used by Public Lenders.  The information to be included in the additional version of the Confidential Information Memorandum will contain only Public Side Information.  It is understood that in connection with your assistance described above, an authorization letter, in form substantially similar to authorization letters previously delivered by the Company, will be included in any Confidential Information Memorandum , which letter authorizes the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Lead Arrangers that the public-side version contains only Public Side Information (and, in each case, a “10b-5” representation to the Lead Arrangers substantially similar to the representations included in authorization letters previously delivered by the Company and incorporating by reference relevant filings of the Company made pursuant to the Securities and Exchange Act of 1934), which Confidential Information Memorandum shall exculpate you, the Acquired Business, and your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the Confidential Information Memorandum or any related marketing material by the recipients thereof.  You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC,” which, at the minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  You agree that by your marking such materials “PUBLIC,” you shall be deemed to have authorized the Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information (it being understood that you shall not be under any obligation to mark any particular portion of the Information as “PUBLIC”).  You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”):  (a) the Term Loan Term Sheets; (b) drafts and final definitive documentation with respect to the Term Loan Facilities; (c) administrative materials prepared by the Committed Lenders for prospective Lenders (such as a lender meeting invitation, allocations and

6

funding and closing memoranda); and (d) notification of changes in the terms of the Term Loan Facilities.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then none of the Lead Arrangers and the Committed Lenders will distribute such materials to Public Lenders without your consent.

As consideration for the commitments of the Committed Lenders hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Loan Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Term Loan Facilities (the “Fee Letter”).  Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders hereunder and their agreement to perform the services described herein are subject solely to the conditions set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and (i) solely with respect to the Incremental Facility, under the heading “Conditions Precedent to Initial Extension of Credit” in the Incremental Term Sheet or (ii) solely with respect to the Backstop Facility, under the heading “Conditions Precedent to Initial Extension of Credit” in the Backstop Term Sheet.  In addition, the commitments of the Committed Lenders hereunder are subject to the execution (as applicable) and delivery by the Borrower, the Guarantors and the officers and advisors thereof, as the case may be, of definitive documentation, customary closing certificates (including evidences of authority, charter documents, and officers’ incumbency certificates), customary lien and judgments searches requested by the applicable Bank Administrative Agent at least 30 days prior to the Closing Date and customary legal opinions with respect to the Term Loan Facilities (the “Term Loan Facilities Documentation”), in each case consistent with this Commitment Letter and the Fee Letter; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Loan Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Term Loan Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Acquired Business and its subsidiaries made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Buyer (as defined in the Transaction Description) has the right to terminate its obligations (or otherwise decline to consummate the Acquisition without liability) under the Acquisition Agreement as a result of a breach of such representations and warranties in such agreement (the “Acquired Business Representations”) and (ii) the terms of the Term Loan Facilities Documentation shall be in a form such that (x) (1) solely with respect to the Incremental Facility, they do not impair availability of the Incremental Facility on the Closing Date if the conditions set forth in this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Incremental Term Sheet are satisfied or (2) solely with respect to the Backstop Facility, they do not impair availability of the Backstop Facility on the Closing Date if the conditions set forth in this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Incremental Term Sheet are satisfied (it being understood that, to the

7

extent any Collateral (as defined in Exhibit B hereto) or any security interest therein (other than (x) the pledge and perfection of security interests in the pledged certificated stock of U.S.-organized entities (including the delivery of such share certificates) (to the extent required under the Term Loan Term Sheets; provided that stock certificates of the Acquired Business and its subsidiaries will only be required to be delivered on the Closing Date to the extent received by you from the Acquired Business, so long as you have used commercially reasonable efforts to obtain them on the Closing Date; provided, further that the stock certificates of the Acquired Business and its subsidiaries shall be required to be delivered and perfected within 30 days after the Closing Date plus any extensions granted by the applicable Bank Administrative Agent in its sole discretion) and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability of the Term Loan Facilities on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, in the case of the pledge and perfection of Collateral not otherwise required on the Closing Date, within 90 days after the Closing Date plus any extensions granted by the applicable Bank Administrative Agent in its sole discretion) pursuant to arrangements to be mutually agreed and (z) they do not conflict with, violate or result in a breach of or default under the Existing Indenture, the ABL Facility (as defined in the Summary of Additional Conditions) or the Existing Term Loan Credit Agreement (as defined in Exhibit B). For purposes hereof, “Specified Representations” means (i) solely with respect to the Incremental Facility, the representations and warranties required to be made upon the initial funding of the Incremental Facility under the terms of the Existing Term Loan Credit Agreement or (ii) solely with respect to the Backstop Facility, the representations and warranties made by the Borrower in the Term Loan Facilities Documentation and set forth in the Backstop Term Sheet relating to corporate or other organizational existence, power and authority related to entry into and performance of the Term Loan Facilities Documentation, the execution, delivery and enforceability of the Term Loan Facilities Documentation, the incurrence of the loans and the provision of guarantees contemplated herein not violating the constitutional documents of the Borrower and the Guarantors, no conflicts with the Existing Indenture, the ABL Facility or the Existing Term Loan Credit Agreement, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit C, creation, validity and perfection of security interest in the collateral to be perfected on the Closing Date (subject to the foregoing provisions of this paragraph relating to Collateral), U.S. Federal Reserve margin regulations, the PATRIOT Act, the U.S. Investment Company Act and the use of loan proceeds not violating OFAC or the FCPA.  There shall be no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Term Loan Facilities Documentation, other than those expressly stated in the second sentence of this paragraph, in the Summary of Additional Conditions and (x) solely with respect to the Incremental Facility, in the section under the heading “Conditions Precedent to Initial Extension of Credit” in the Incremental Term Sheet or (y) solely with respect to the Backstop Facility, in the section

8

under the heading “Conditions Precedent to Initial Extension of Credit” in the Backstop Term Sheet, to the initial funding under the Term Loan Facilities on the Closing Date.  Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Term Loan Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Term Loan Facilities in a manner consistent with the Acquisition Agreement.  This paragraph is referred to as the “Funding Conditions Provision.”

You agree (a) to indemnify and hold harmless the applicable Bank Administrative Agent, the Lead Arrangers, each of the Committed Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing, but excluding any of the foregoing in its capacity, if applicable, as financial advisor to the Acquired Business or any of its direct or indirect equity holders or affiliates in connection with the Acquisition (each, a “Sell-Side Advisor”) and any Related Person (as defined below) of such Sell-Side Advisor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Term Loan Facilities or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Term Loan Facilities Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision) or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under the Term Loan Facilities and (b) to reimburse the Committed Lenders from time to time, upon presentation of a

9

summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of the Committed Lenders’ due diligence investigation (and with respect to third party diligence expenses, to the extent any such expenses have been previously approved by you, such approval not to be unreasonably withheld), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Committed Lenders and the Lead Arrangers and of a single local counsel to the Committed Lenders and the Lead Arrangers in each relevant jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Committed Lenders in connection with the Term Loan Facilities and the preparation of this Commitment Letter, the Fee Letter and the Term Loan Facilities Documentation (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.  Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you, the Acquired Business or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Term Loan Facilities or this Commitment Letter; provided that nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.  For purposes hereof, a “Related Person” of an Indemnified Person (or any Sell-Side Advisor) means, if such Indemnified Person (or Sell-Side Advisor) is the applicable Bank Administrative Agent, a Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any of the applicable Bank Administrative Agent, Lead Arranger or Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons.

You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will

10

furnish any such information to other persons.  You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Committed Lender, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Committed Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Acquired Business and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Each Committed Lender and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

As you know, each of Barclays and GS Bank has been retained by the Company (or one of its affiliates) as financial advisor (in such capacity, each a “Financial Advisor”) in connection with the Acquisition.  You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of the Acquired Business and you, including arranging or providing or contemplating arranging or providing financing for a competing potential buyer of the Acquired Business.  You agree that the Committed Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Lenders or any of their respective affiliates and you, the Acquired Business, your and their respective stockholders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transactions, each Committed Lender and its applicable affiliates (as the case may be) is acting solely as a principal and

11

not as agents or fiduciaries of you, the Acquired Business, your and their respective management, stockholders, creditors or any other person, (iii) the Committed Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you or the Acquired Business on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice.  You hereby waive and release any claims that you may have against the Committed Lenders (in their capacity as such) and their applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter.  It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor, or any financial advisor separately retained by you, the Acquired Business or any of your or its affiliates in connection with the Acquisition, in its capacity as such.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and the Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto.  Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Lenders from any of their obligations hereunder, unless and until such affiliate shall have funded the portion of the commitment so assigned.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Term Loan Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Term Loan Facilities and set forth the entire understanding of the parties hereto with respect thereto.

12

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Term Loan Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Term Loan Facilities is subject to conditions precedent provided herein, subject to the Funding Conditions Provision and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (I) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE ACQUIRED BUSINESS IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (II) WHETHER THE BUYER CAN TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION WITHOUT LIABILITY), (III) WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED AND (IV) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE BE GOVERNED BY, SOLELY TO THE EXTENT THE LAWS OF THE STATE OF DELAWARE ARE MANDATORILY APPLICABLE TO ANY SUCH DETERMINATION, THE LAWS OF THE STATE OF DELAWARE.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any

13

appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder; provided that (i) you may disclose this Commitment Letter and the contents hereof to the Acquired Business and its respective officers, directors, equity holders, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof in any proxy or other public filing relating to the Acquisition, in the Confidential Information Memorandum and in any prospectus or other offering memorandum relating to the Term Loan Facilities, (iii) you may disclose this Commitment Letter, and the contents hereof, to potential Lenders (including any prospective Additional Committing Lender), and potential equity investors and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and to rating agencies in connection with obtaining ratings for the Borrower and the Term Loan Facilities, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in

14

marketing materials, any proxy or other public filing, in the Confidential Information Memorandum and any prospectus or other offering memorandum relating to the Term Loan Facilities, (v) to the extent portions thereof have been redacted in a customary manner (including, without limitation, redaction of fee amounts), you may disclose the Fee Letter and the contents thereof to the Acquired Business and its respective officers, directors, equity holders, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (vi) you may disclose the Fee Letter and the contents thereof to any prospective Additional Committing Lender or prospective equity investor and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and (vii) you may disclose the term sheets and the contents thereof to the lenders and agent under the ABL Facility and potential arrangers of a Permitted Financing and their respective officers, directors, employees, attorneys, accountants and advisors, on a confidential basis.  The obligations under this paragraph with respect to the Commitment Letter shall terminate automatically after the Term Loan Facilities Documentation shall have been executed and delivered by the parties thereto.  To the extent not earlier terminated, the provisions of this paragraph with respect to the Commitment Letter shall automatically terminate on the second anniversary hereof.

You agree that you will permit us to review and approve (such approval not to be unreasonably withheld) any reference to us or any of our affiliates in connection with the Term Loan Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.

The Committed Lenders and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Committed Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Committed Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Committed Lender or any of its affiliates (in which case such Committed Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof and if such Committed Lender is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law), (c) to the extent that such information becomes publicly available other than by reason of disclosure by any of the Committed Lenders or any of their affiliates or any of the Committed Lenders’ and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in

15

violation of any confidentiality obligations owing to you, the Acquired Business or any of your or their respective subsidiaries (including those set forth in this paragraph), (d) to the extent that such information is received by such Committed Lender or its affiliates from a third party that is not, to such Committed Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, the Acquired Business or any of your or their respective subsidiaries, (e) to the extent that such information was already in such Committed Lender’s or its affiliates’ possession or is independently developed by such Committed Lender or its affiliates, (f) to such Committed Lender’s affiliates and such Committed Lender’s and such affiliates’ respective trustees, officers, directors, employees, attorneys, accountants, service providers, advisors and other representatives who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Term Loan Facilities (in each case, other than a Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to rating agencies in connection with obtaining or confirming ratings for the Company, the Term Loan Facilities, (i) for purposes of establishing a “due diligence defense,” (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter, (k) to any other party hereto or (l) to the extent you consent to such proposed disclosure.  The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Term Loan Facilities upon the initial funding thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.

The syndication, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Term Loan Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter, syndication of the Term Loan Facilities and provision of information, shall automatically terminate and be superseded by the Term Loan Facilities Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

16

We hereby notify you that, pursuant to the requirements of the U.S. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of the Committed Lenders and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow any of the Committed Lenders or such Lender to identify the Borrower and such Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Committed Lenders and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Barclays, on behalf of the Committed Lenders, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on July 30, 2015.  The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that Barclays has not received such executed counterparts in accordance with the immediately preceding sentence.  This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the termination of the Acquisition Agreement, (ii) the one year anniversary of the date hereof (the “Expiration Date”), unless each of the Committed Lenders shall, in their discretion, agree to an extension; provided, that if the Marketing Period (as defined in the Acquisition Agreement) shall have commenced but is not completed on or prior to the Expiration Date, the Expiration Date shall automatically be extended and instead occur on fourth Business Day (as defined in the Acquisition Agreement) following the twentieth calendar day after the initial Expiration Date prior to giving effect to any such extension and (iii) the consummation of the Transactions with or without the funding of the Term Loan Facilities.  You shall have the right to terminate this Commitment Letter and the commitments of the Committed Lenders hereunder with respect to the Term Loan Facilities in its entirety (or a portion thereof pro rata among the Committed Lenders) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

[Remainder of this page intentionally left blank]

17

The Committed Lender is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

[signature pages follow]

BARCLAYS BANK PLC

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

[Signature Page to Ranch Commitment Letter]

GOLDMAN SACHS BANK USA

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

[Signature Page to Ranch Commitment Letter]

Accepted and agreed to as of
the date first above written:

ENVISION HEALTHCARE CORPORATION

By:	/s/ Randel G. Owen
Name: Randel G. Owen
Title: Chief Financial Officer

[Signature Page to Ranch Commitment Letter]

EXHIBIT A

Project Ranch
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter.

Envision Healthcare Corporation, a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of the entity previously identified by you to us as “Ranch” (the “Acquired Business”).

In connection with the foregoing, it is intended that:

a)  Pursuant to the Agreement and Plan of Merger (together with the Acquired Business’s disclosure schedules delivered in connection therewith, collectively, the “Acquisition Agreement”) among AMR HoldCo, Inc. (the “Buyer”), Ranch Merger Sub, Inc., Fortis Advisors LLC, solely in its capacity as the equityholders’ representative, and the Acquired Business, the Company will, directly or indirectly, acquire (the “Acquisition”) the Acquired Business. Pursuant to the Acquisition, the equityholders of the Acquired Business shall have the right to receive the amount required to consummate the Acquisition (the “Acquisition Consideration”) in accordance with the terms of the Acquisition Agreement.

b)  The Borrower will obtain an Incremental Facility, or, if the Company makes a Backstop Election, a Backstop Facility, of up to $635 million (plus (x) at the Company’s option pursuant to the terms of the Fee Letter, any Term Loan Flex Increase) on the closing date of the Acquisition, which amount shall be used, together with (at your election) borrowings under the Company’s Credit Agreement, dated as of May 25, 2011, among the Company, certain of its subsidiaries, the lenders party thereto and Deutsche Bank AG New York Branch as administrative agent and collateral agent (as amended by Amendment No. 1 dated as of February 27, 2013, Amendment No. 2 dated as of February 6, 2015 and as may be further amended, waived, supplemented or otherwise modified from time to time, the “ABL Facility” and together with the Existing Term Loan Credit Agreement, the “Existing Senior Secured Facilities”) and/or cash on hand, inter alia to consummate the Acquisition, to redeem or repay the Repaid Indebtedness (as defined below) (the “Refinancing”) and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, the “Transaction Costs,” and together with the Acquisition Consideration (as defined above) and the Refinancing, the “Acquisition Costs”).

c)  All third-party indebtedness for borrowed money of the Acquired Business and its subsidiaries (other than indebtedness incurred or issued pursuant to the Transactions, and subject to the following sentence) that is outstanding on the Closing

A-1

Date will be repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for the repayment or redemption thereof will be given) (collectively, the “Repaid Indebtedness”).  Any existing third party indebtedness for borrowed money of the Acquired Business and its subsidiaries (“Existing Indebtedness”) that the Company has requested to be permitted to remain outstanding with the approval of the Lead Arrangers (not to be unreasonably withheld), and, at the option of the Company, any Existing Indebtedness listed in Annex I to this Exhibit A and any capital leases existing on the date of the Commitment Letter or permitted to be incurred under the Acquisition Agreement, which shall remain outstanding after the Closing Date.

d)  In its sole discretion, the Company may elect in writing by notice to Barclays (the “Backstop Election”), on or prior to the date that is 15 calendar days prior to the Closing Date (provided that such 15 calendar day period shall be subject to the Blackout Dates), to replace the Incremental Facility with the Backstop Facility.

The transactions described above, together, to the extent mutually agreed between the Company and the Committed Lenders, with the prepayment of indebtedness under the Existing Term Loan Credit Agreement and/or the ABL Facility with the proceeds of the Term Loan Facilities and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions.”

A-2

Annex I to
Exhibit A

Existing Indebtedness

1.                                      Liens on motor vehicles shall remain outstanding at closing; such liens will be released post-closing within a commercially reasonable period of time.

2.                                      Premium Finance Agreement, effective June 1, 2015, between Rural/Metro Corporation and Premium Assignment Corporation.

A-I-1

CONFIDENTIAL

EXHIBIT B

Project Ranch
Incremental Facility
Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrower:	The Borrower under the Existing Term Loan Credit Agreement (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:

Deutsche Bank AG, New York Branch will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Bank Administrative Agent”) in respect of the Incremental Facility pursuant to the Term Loan Credit Agreement, dated as of May 25, 2011, among the Company, Deutsche Bank AG New York Branch, as administrative agent and collateral agent and the lenders party thereto (as amended by Amendment No. 1, dated as of February 7, 2013, the “Existing Term Loan Credit Agreement”), and a bank or banks to be agreed will act as syndication agent(s) and/or documentation agent(s) for the Incremental Facility, in each case, for a syndicate of financial institutions reasonably acceptable to the Borrower (together with the Committed Lenders, the “Incremental Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunner and Lead Arranger:

Barclays and GS Bank will each act as joint lead arrangers for the Incremental Facility (each, a “Lead Arranger” and collectively with any other arrangers appointed pursuant to the fifth paragraph of the Commitment Letter, the “Lead Arrangers”) and each will perform the duties customarily associated with such roles.

Incremental Facility:

A secured term loan facility (the “Incremental Facility”, the loans thereunder, the “Incremental Term Loans”) in an aggregate principal amount of up to $635 million plus, at the Borrower’s option pursuant to the terms of the Fee Letter, any Incremental Term Loan Flex

Increase, to be documented as an incremental term loan facility under the Existing Term Loan Credit Agreement.

Incremental Facilities:

As per the Existing Term Loan Credit Agreement; provided that the “most favored nation” provisions set forth in the provisos to Section 2.6(d)(iv) of the Existing Term Loan Credit Agreement shall be subject to a twelve-month sunset when incorporated into the documentation governing the Incremental Facility.

Refinancing Facilities:	As per the Existing Term Loan Credit Agreement.

Purpose:

The proceeds of the Incremental Term Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the ABL Facility and cash on hand, to finance Acquisition Costs.

Availability:	The Incremental Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I hereto.

Default Rate:	As per the Existing Term Loan Credit Agreement.

Final Maturity and Amortization:

The Incremental Facility will mature on the date that is seven years after the Closing Date (the “Incremental Maturity Date”) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Incremental Facility, with the balance payable on the Incremental Maturity Date; provided that individual Incremental Lenders shall have the right to agree to extend the maturity of their Incremental Term Loans upon the request of the Borrower and without the consent of any other Lender (as set forth in the Existing Term Loan Credit Agreement).

Guarantees:	As per the Existing Term Loan Credit Agreement.

Security:	As per the Existing Term Loan Credit Agreement and ratably with the existing facilities under the Existing

Term Loan Credit Agreement.

Unrestricted Subsidiaries:	As per the Existing Term Loan Credit Agreement.

Mandatory Prepayments:	As per the Existing Term Loan Credit Agreement and ratably with the existing term loans under the Existing Term Loan Credit Agreement.

Voluntary Prepayments:	Subject to “Prepayment Premium” below, as per the Existing Term Loan Credit Agreement.

Prepayment Premium:

If the Incremental Term Loans are repaid or any Lender is replaced in connection with any amendment to the Incremental Facility, in each case, in connection with a Repricing Transaction (as defined below) prior to the six month anniversary of the Closing Date, a 1.00% prepayment premium will apply on the amount so prepaid or replaced.

For purposes of the foregoing, a “Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Incremental Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification of the Incremental Facility Documentation relating to the interest rate for, or weighted average yield of, such Incremental Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as reasonably determined by the Borrower in good faith) to refinance the Incremental Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR, but including any Adjusted LIBOR floor or similar floor that is higher than the then applicable Adjusted LIBOR rate), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any subsidiary of new indebtedness, such new indebtedness is first lien secured bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Bank Administrative Agent in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors; margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR, but including any Adjusted LIBOR floor or similar floor that is higher than the then applicable Adjusted LIBOR rate) that is less than the “effective yield” (as reasonably determined by the Bank Administrative Agent in consultation with the Borrower, on the same basis) of such Incremental Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification of the Incremental Facility.

Documentation:

The definitive documentation for the Incremental Facility will be negotiated in good faith and will be consistent with this Term Sheet to reflect the terms set forth in the Commitment Letter and Fee Letter, and in any event will contain only those conditions to borrowing, representations and warranties, covenants and events of default expressly set forth in this Term Sheet (the “Incremental Facility Documentation”).

Notwithstanding the foregoing, the only conditions to the availability of the Incremental Facility on the Closing Date shall be the applicable conditions set forth in Section 2.6 of the Existing Term Loan Credit Agreement, the Funding Conditions Provision and in Exhibit D to the

Commitment Letter.

Representations and Warranties:

As per the Existing Term Loan Credit Agreement, it being understood that the failure of any representation or warranty (other than the Specified Representations and the Business Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Incremental Facility.

Conditions Precedent to Initial Extension of Credit:

The initial extension of credit under the Incremental Facility will be subject solely to (a) the applicable conditions set forth in the Funding Conditions Provision and in Exhibit D to the Commitment Letter, (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Acquired Business Representations, shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or the Acquired Business Representations which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) and (c) the conditions set forth in Section 2.6 of the Existing Term Loan Credit Agreement shall have been satisfied.

Affirmative Covenants:	As per the Existing Term Loan Credit Agreement.

Negative Covenants:	As per the Existing Term Loan Credit Agreement.

Financial Covenants:	None.

Events of Default:	As per the Existing Term Loan Credit Agreement.

Voting:	As per the Existing Term Loan Credit Agreement.

Cost and Yield Protection:	As per the Existing Term Loan Credit Agreement.

Assignments and Participations:	As per the Existing Term Loan Credit Agreement.

Expenses and Indemnification:	If the Closing Date occurs, as per the Existing Term Loan Credit Agreement; provided that, for the avoidance of doubt, the reimbursement of the reasonable fees, disbursements and other charges of counsel in connection with the preparation, execution, delivery and syndication of the Incremental Facility shall be limited to fees, disbursements and charges of counsel identified herein (and, for the avoidance of doubt, not of counsel to any Committed Lender, Lead Arranger or Bank Administrative Agent individually).

Governing Law and Forum:	As per the Existing Term Loan Credit Agreement.

Counsel to the Committing Lenders and to the Lead Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT B

Interest Rates:	The per annum interest rates under the Incremental Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings, as per the Existing Term Loan Credit Agreement.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate), and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR shall mean the “Alternate Base Rate” as defined in the Existing Term Loan Credit Agreement.

Adjusted LIBOR shall mean the “Adjusted LIBOR Rate” as defined in the Existing Term Loan Credit Agreement (it being understood and agreed, for the avoidance of doubt, that the “LIBOR Floor” shall be 1.00% per annum).

B-I-1

EXHIBIT C

Project Ranch
Backstop Facility
Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrower:	The Borrower under the Existing Term Loan Credit Agreement (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:

Barclays will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Bank Administrative Agent”) in respect of the Backstop Facility, a bank or banks to be agreed will act as syndication agent(s) for the Backstop Facility and a bank or banks to be agreed will act as documentation agent(s) for the Backstop Facility, in each case for a syndicate of financial institutions reasonably acceptable to the Borrower (together with the Committed Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunner and Lead Arranger:

Barclays and GS Bank will each act as joint lead arrangers for the Backstop Facility (each, a “Lead Arranger” and collectively with any other arrangers appointed pursuant to the fifth paragraph of the Commitment Letter, the “Lead Arrangers”) and each will perform the duties customarily associated with such roles.

Backstop Facility:

A senior secured term loan facility in an aggregate principal amount of up to $635 million (plus, at Borrower’s option pursuant to the terms of the Fee Letter, the Term Loan Flex Increase) (the “Backstop Facility”; the loans thereunder, the “Backstop Term Loans”).

Refinancing Facilities:	As per the Existing Term Loan Credit Agreement.

Purpose:	The proceeds of the Backstop Term Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the ABL Facility and cash on hand, to finance Acquisition Costs.

Availability:	The Backstop Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Backstop Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I hereto.

Default Rate:	As per the Existing Term Loan Credit Agreement.

Final Maturity and Amortization:

The Backstop Facility will mature on the date that is seven years from the Closing Date (the “Backstop Maturity Date”) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Backstop Facility, with the balance payable on the Incremental Maturity Date; provided that individual Incremental Lenders shall have the right to agree to extend the maturity of their Backstop Term Loans upon the request of the Borrower and without the consent of any other Lender (as set forth in the Existing Term Loan Credit Agreement).

Guarantees:	As per the Existing Term Loan Credit Agreement.

Security:

As per the Existing Term Loan Credit Agreement and ratably with the existing facilities under the Existing Term Loan Credit Agreement. The Backstop Facility shall be subject to the ABL/Term Loan Intercreditor Agreement (as defined in the Existing Term Loan Credit Agreement)

Mandatory Prepayments:	As per the Existing Term Loan Credit Agreement and ratably with the term loans under the Existing Term Loan Credit Agreement.

Voluntary Prepayments:	Subject to “Prepayment Premium” below, as per the Existing Term Loan Credit Agreement.

Prepayment Premium:

If the Backstop Term Loans are repaid or any Lender is replaced in connection with any amendment to the Incremental Facility, in each case, in connection with a Repricing Transaction (as defined below) prior to the six month anniversary of the Closing Date, a 1.00%

prepayment premium will apply on the amount so prepaid or replaced.

For purposes of the foregoing, a “Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Backstop Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification of the Backstop Facility Documentation relating to the interest rate for, or weighted average yield of, such Backstop Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as reasonably determined by the Borrower in good faith) to refinance the Backstop Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR, but including any Adjusted LIBOR floor or similar floor that is higher than the then applicable Adjusted LIBOR rate), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any subsidiary of new indebtedness, such new indebtedness is first lien secured bank financing, and(c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Bank Administrative Agent in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors; margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR, but including any Adjusted LIBOR floor or similar floor that is higher than the then applicable Adjusted LIBOR rate) that is less than the “effective yield” (as reasonably determined by the Bank Administrative Agent in consultation with the Borrower, on the same basis) of such Backstop Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification of the Backstop Facility.

Documentation:

The definitive documentation for the Backstop Facility will be negotiated in good faith and will be consistent with this Backstop Term Sheet and, subject to the foregoing, consistent with and substantially similar to, with respect to covenants and defaults, the Existing Term Loan Credit Agreement, taking account of and being modified fully as appropriate to reflect the terms set forth in the Commitment Letter and Fee Letter and the operational and strategic requirements of the Company and the Acquired Business and its and their respective subsidiaries (including as to operational and strategic requirements of the Company and the Acquired Business and its and their respective subsidiaries, in light of their size, industries, business, business practices and business plans); and with respect to those provisions reflecting credit agreement format (including representations and warranties), consistent with the Existing Term Loan Credit Agreement with changes to reflect the technical aspects of the Backstop Facility and operational and administrative changes reasonably requested by the Bank Administrative Agent; and, in any event, will contain only those conditions to borrowing, representations and warranties, covenants and events of default expressly set forth in this Backstop Term Sheet (such documentation, the “Backstop Loan Documentation”). Notwithstanding the foregoing, the only conditions to the availability of the Backstop Facility on the Closing Date shall be the applicable conditions set forth in the Funding Conditions Provision and in Exhibit C to the Commitment Letter.

The definitive documentation for the Backstop Facility, shall include an Additional Indebtedness Joinder to the ABL/Term Loan Intercreditor Agreement in the form of Exhibit B thereto.

Notwithstanding the foregoing, the only conditions to the availability of the Backstop Facility on the Closing Date shall be the applicable conditions set forth in the Funding Conditions Provision and in Exhibit D to the Commitment Letter and under the heading “Conditions Precedent to Initial Extension of Credit” below.

Representations and Warranties:

As per the Existing Term Loan Credit Agreement, it being understood that the failure of any representation or warranty (other than the Specified Representations and the Business Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Backstop Facility.

Conditions Precedent to Initial Extension of Credit:

The initial extension of credit under the Backstop Facility will be subject solely to (a) the applicable conditions set forth in the Funding Conditions Provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Business Representations, shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Business Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

Affirmative Covenants:	As per the Existing Term Loan Credit Agreement.

Negative Covenants:	As per the Existing Term Loan Credit Agreement.

Financial Covenants:	None.

Events of Default:	As per the Existing Term Loan Credit Agreement.

Voting:	As per the Existing Term Loan Credit Agreement.

Cost and Yield Protection:	As per the Existing Term Loan Credit Agreement.

Assignments and Participations:	As per the Existing Term Loan Credit Agreement.

Successor Administrative Agent:	As per the Existing Term Loan Credit Agreement.

Expenses and Indemnification:

If the Closing Date occurs, as per the Existing Term Loan Credit Agreement; provided that, for the avoidance of doubt, the reimbursement of the reasonable fees, disbursements and other charges of counsel in connection with the preparation, execution, delivery and syndication of the Backstop Facility shall be limited to fees, disbursements and charges of counsel identified herein (and, for the avoidance of doubt, not of counsel to any Committed Lender, Lead Arranger or Bank Administrative Agent individually).

Governing Law and Forum:	As per the Existing Term Loan Credit Agreement.

Counsel to the Bank Administrative Agent and to the Lead Arranger:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT C

Interest Rates:	The per annum interest rates under the Backstop Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings, as per the Existing Term Loan Credit Agreement.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate), and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR shall mean the “Alternate Base Rate” as defined in the Existing Term Loan Credit Agreement.

Adjusted LIBOR shall mean the “Adjusted LIBOR Rate” as defined in the Existing Term Loan Credit Agreement (it being understood and agreed, for the avoidance of doubt, that the “LIBOR Floor” shall be 1.00% per annum).

C-I-1

EXHIBIT D

Project Ranch
Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto.

Except as otherwise set forth below, the initial borrowing under the Term Loan Facilities shall be subject to the satisfaction or waiver of the following additional conditions:

1.             The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Term Loan Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by the Buyer that are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in purchase price to the extent resulting in lower cash funding by the Buyer shall be allocated to a reduction in the Term Loan Facilities and (y) any increase in purchase price (excluding, for the avoidance of doubt, purchase price adjustments pursuant to the Acquisition Agreement) may be funded with the Company’s cash, borrowings under the ABL Facility (provided, that the proceeds of the ABL Facility may not be used to fund an increase in the purchase price in excess of 10% of the Acquisition Costs) or the proceeds of a common stock or other “qualified” equity issuance or a common equity contribution received by the Company.

2.             The Refinancing (if any) shall have been, or substantially concurrently with the initial borrowing under the Term Loan Facilities shall be, consummated.

3.             No Material Adverse Effect (as defined in the Acquisition Agreement) on the Company (as defined in the Acquisition Agreement) shall have occurred since the date of the Acquisition Agreement (other than any Material Adverse Effect under clause (i)(B) of the definition of “Material Adverse Effect” that has been cured prior to the Closing Date).

4.             All fees related to the Transactions payable to the Lead Arrangers, the applicable Bank Administrative Agent or the Lenders shall have been paid to the extent due.

5.             The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of operations, comprehensive income (loss) and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss) and cash flows of the Company for any subsequent interim fiscal period of the Company ended at least 45 days prior to the Closing Date and for the comparable period of the prior fiscal year, (c) audited consolidated balance sheets and related statements of operations, comprehensive income (loss) and cash flows of Rural/Metro Corporation (a direct, wholly-owned subsidiary of the Acquired Business) (“OpCo”) for the twelve-month periods ended December 31, 2013 (in respect of Opco’s predecessor entity other than in the case of the balance sheet), December 31, 2014 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date and (d) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss) and cash flows of OpCo for any subsequent interim fiscal period of the Company ended at least 45 days prior to the Closing Date and for the comparable period of the prior fiscal year (which unaudited interim financial statements shall not be required to be reviewed by any independent accounting firm or be accompanied by any notes thereto). The Lead Arrangers hereby acknowledge receipt of the financial statements (I) in the foregoing clause (a) for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014, (II) in the foregoing clause (b) for the fiscal periods ended March 31, 2015, (III) in the foregoing clause (c) for the fiscal years ended December 31, 2013 and December 31, 2014, and (IV) in the foregoing clause (d) for the fiscal periods ended March 31, 2015.

6.             The Lead Arrangers shall have received an unaudited pro forma consolidated balance sheet and a related unaudited pro forma statement of operations of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the end of the most recently completed four-fiscal quarter period of the Company is the end of a fiscal year of the Company, ended at least 90 days prior to the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations), which shall include information customary for financings similar to the Term Loan Facilities for any other consummated or probable acquisitions or dispositions, to the extent such information would be required in connection with a registered securities offering by Section 3-05 of Regulation S-X of the Securities Act of 1933, as amended, or would be customarily included in private placements under Rule 144A of the Securities Act of 1933, as amended, in each case in connection with any such acquisition or disposition, which financial statements need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended or include adjustments for purchase accounting, in each case to the extent customary for senior secured bank financing transactions of this type.

7.                                      The Lead Arrangers shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Company substantially in the form of Annex I to Exhibit D attached hereto certifying the solvency, after giving effect to the Transactions, of the Company and its subsidiaries on a consolidated basis.

8.                                      The Lead Arrangers shall have received at least three business days prior to the Closing Date all documentation and information as is reasonably requested in writing by the applicable Bank Administrative Agent, at least 10 calendar days prior to the Closing Date, about the Borrower and the Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

10.                               Subject in all respects to the Funding Conditions Provision, (a) the Guarantees of the Term Loan Facilities shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Term Loan Facilities and (b) all documents and instruments required to perfect the applicable Bank Administrative Agent’s security interest, in the Collateral with respect to the Term Loan Facilities shall have been executed and delivered by the Borrower and the Guarantors or substantially simultaneously with the initial borrowings under the Term Loan Facilities, shall be executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Facilities Documentation or to be released on or prior to the Closing Date.

11.                               You shall have provided to the Lead Arrangers the financial information identified in paragraphs 5 and 6 of this Summary of Additional Conditions, in each case, not less than 20 consecutive calendar days prior to the Closing Date (provided that (x) if such period has not ended on or prior to August 21, 2015, such period shall not be deemed to have commenced until September 8, 2015, (y) if such period has not ended on or prior to December 22, 2015, such period shall not be deemed to have commenced until January 4, 2016 and (z) the days from November 26, 2015 to November 29, 2015 shall not be considered calendar days for purposes of such period).

12.                               Solely with respect to the Incremental Facility, the conditions set forth in Section 2.6 of the Existing Term Loan Credit Agreement shall have been satisfied.

13.                               Solely with respect to a Backstop Facility, the Borrower shall have executed and delivered the Additional Indebtedness Designation and an acknowledgment with respect to the ABL/Term Loan Intercreditor Agreement and related joinder.

Annex I to Exhibit C

Form of Solvency Certificate

Date:       , 201[ ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of      , a             (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section    of the Credit Agreement, dated as of               , 201[ ], among           (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                                  “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)                                 “Identified Contingent Liabilities”

C-I-1

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)                                  “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)                                   “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.                                      For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [  ] of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that: (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

C-I-2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[Borrower]

By:
Name:
Title: Chief Financial Officer

C-I-3